Exhibit 99.1

LianBio’s Board of Directors Unanimously Determines not to Pursue Unsolicited Proposal from Concentra Biosciences

SHANGHAI, China and PRINCETON, N.J., Dec. 6, 2023 - LianBio (NASDAQ: LIAN), a biotechnology company dedicated to bringing innovative medicines to patients in China and other major Asian markets, today announced that its Board of Directors (the “Board”) unanimously determined not to pursue the unsolicited proposal from Concentra Biosciences, LLC to acquire 100% of the equity of LianBio for $4.30 per share in cash, plus a contingent value right representing the right to receive 80% of the net proceeds payable from any license or disposition of LianBio’s programs (the “Proposal”).
After careful review and consideration, the Board unanimously concluded that the Proposal undervalues the Company and is not in the best interests of LianBio or its shareholders.
About LianBio
LianBio is a cross-border biotechnology company on a mission to bring transformative medicines to historically underserved patients in China and other Asian markets. Through partnerships with highly innovative biopharmaceutical companies around the world, LianBio is advancing a diversified portfolio of clinically validated product candidates with the potential to drive new standards of care across oncology, ophthalmology, and inflammatory disease indications. LianBio is establishing an international infrastructure to position the Company as a partner of choice with a platform to provide access to China and other Asian markets. For more information, please visit www.lianbio.com.
For investor inquiries, please contact:
Elizabeth Anderson, VP Communications and Investor Relations
E: elizabeth.anderson@lianbio.com
T: +1 646 655 8390
For media inquiries, please contact:
Katherine Smith, Evoke Canale
E: katherine.smith@evokegroup.com
T: +1 619 849 5378